VECTOR AEROMOTIVE CORPORATION

                     Financial Statements


   As of December 31, 1996 and 1995
   And For The Years Ended December 31, 1996 and 1995,
   The Three Months Ended December 31, 1994, and
   The Year Ended September 30, 1994










   Index

   Financial Statements

   Report of
   Independent Certified Public Accountants               F-2

   Balance Sheets                                         F-3
   Statements of Operations                               F-4
   Statements of Shareholders' Equity (Deficit)           F-5
   Statements of Cash Flows                         F-6   F-7

   Notes to Financial Statements                   F-8   F-26

   Report of Independent Certified Public
    Accountants on Financial Statement Schedule           S-1

   Financial Statement Schedule

   Schedule II Valuation and Qualifying Accounts          S-2

   All other schedules have been omitted because they are either not required, not applicable or the information has otherwise been supplied.Report of Independent Certified
   Public Accountant

                            F-1





   Report of Independent Certified Public Accountants

   Board of Directors
   Vector Aeromotive Corporation
   Jacksonville, Florida

   We have audited the accompanying balance sheets of Vector Aeromotive Corporation as of December 31, 1996 and 1995 and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the years then ended, the three months ended December 31, 1994 and the year ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vector Aeromotive Corporation at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years ended December 31, 1996 and 1995, the three months ended December 31, 1994 and for the year ended September 30, 1994 in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has experienced significant operating losses, has a working capital deficit and has a shareholders' deficit as of December 31, 1996. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   BDO SEIDMAN, LLP
   Orlando, Florida
   February 28, 1998

                            F-2




   VECTOR AEROMOTIVE CORPORATION

   Balance Sheets


   December 31,                  1996               1995
   -----------------------------------------------------------
   Assets
   Current assets:

     Cash and cash equivalents $    33,864        $    12,370
     Accounts receivable - trade   155,000                  -
     Inventories (Note 4)          556,612            601,560
     Prepaid expenses and other     15,628            279,306
   --------------------------------------------------------------
     Total current assets          761,104          1,093,236

   Property and equipment,
     net (Note 5)                  123,999            618,083

   Other                             1,850            195,250
   -----------------------------------------------------------
                               $   886,953         $1,906,569
   ===========================================================
   Liabilities and Shareholders' Deficit

   Current liabilities:

   Notes payable (Note 7)      $   250,000         $        -
   Accounts payable:
      Trade                        710,212            814,932
      Related parties            1,416,107            683,735
      Accrued expenses (Note 6)    501,505            632,891
      Loans payable to
       related parties (Note 7)          -          1,178,200
      Customer deposits             25,000             40,000
   -----------------------------------------------------------
     Total current liabilities   2,902,824          3,349,758
   -----------------------------------------------------------
   Commitments and contingencies
     (Notes 3, 8, 12, 13, 14 and 15)     -                  -
   -----------------------------------------------------------
   Shareholders' deficit:
     Preferred stock,
       par value $.10 per share;
       5,000,000 shares authorized;
       none issued (Note 15)             -                  -
     Common stock,
       par value $.01 per share;
       600,000,000 shares authorized;
       issued and outstanding
       53,639,599 and
       42,664,699 (Note 9)         536,396            426,646
     Capital in excess
       of par value             36,786,109         31,873,608
     Accumulated deficit       (39,338,376)       (33,743,443)
   -----------------------------------------------------------
     Total shareholders' deficit(2,015,871)        (1,443,189)
   -----------------------------------------------------------
                               $   886,953         $1,906,569

   See accompanying notes to financial statements.

                            F-3



   VECTOR AEROMOTIVE CORPORATION

   Statement of Operations



                                           Three
                   Year         Year      Months         Year
                  Ended        Ended       Ended        Ended
             December 31,December 31,December 31,September 30,
                    1996        1995        1994         1994
   -----------------------------------------------------------
   Sales,
     net      $  838,678   $      -    $  360,000   $   48,420
   -----------------------------------------------------------
   Operating costs and expenses:

    Manufacturing,
    research and
    development 4,512,869  4,535,463     620,219    1,206,275

    General and
     administra-
     tive       1,800,958  2,978,871     557,630    3,363,149
   -----------------------------------------------------------
    Total operating
     costs and
     expenses   6,313,827  7,514,334   1,177,849    4,569,424
   -----------------------------------------------------------
   Operating
     loss      (5,475,149)(7,514,334)   (817,849)  (4,521,004)
   -----------------------------------------------------------
   Other income
     (expense)   (119,784)  (138,231)      53,111      49,972
   -----------------------------------------------------------
   Net loss   $(5,594,933)$(7,652,565  $ (764,738)$(4,471,032)
   ===========================================================
   Net loss per share
     (Note 11) $    (.11) $      (.19) $    (.03)$      (.21)
   ===========================================================
   Weighted average
    common shares
    outstanding 52,589,257 40,919,421   24,046,366  21,510,629
   ===========================================================
   See accompanying notes to financial statements.

                            F-4


   VECTOR AEROMOTIVE CORPORATION

   Statement of Shareholders' Equity

                                    Capital in
                    Common    Stock  Excess of Accumulated
                  Shares   Amount  Par Value  Deficit    Total
   -----------------------------------------------------------
   Balance,
   October 1,
   1993  15,478,629$154,786 $20,660,979$(20,855,108) $(39,343)

   Issuance
    of shares
    for
    cash 3,000,000   30,000  2,220,000           -   2,250,000
   Issuance
    of stock
    option
    for cash     -        -    120,000           -     120,000
   Exercise
    of stock
    options 6,048,000 60,480   2,950,020         -   3,010,500
   Issuance
    of stock
    warrants
    and
    options
    for
    services       -      -     255,938           -    255,938
   Forfeiture
    of
    shares   (480,263)(4,803)    4,803            -          -
   Net loss
    for the
    year           -      -         -  (4,471,032) (4,471,032)
   -----------------------------------------------------------
   Balance,
   September 30,
   1994   24,046,366 240,463 26,211,740(25,326,140)  1,126,063

   Net loss
    for the
    period        -       -           -   (764,738)  (764,738)
   -----------------------------------------------------------
   Balance,
   December 31,
   1994   24,046,366 240,463 26,211,740 (26,090,878)   361,325
   Forfeiture
    of shares (5,000)    (50)        50           -          -
   Issuance
    of common
    stock  18,333,333 183,333  4,922,144          -  5,105,477
   Issuance
    of stock
    option
    for cash       -       -     464,134          -    464,134
   Issuance
    of common
    stock as
    payment of
    consulting
    fees     290,000   2,900     142,100          -    145,000
   Issuance
    of common
    stock
    options
    as
    compensation   -        -    133,440           -   133,440
   Net loss
    for the year   -       -         -  (7,652,565)(7,652,565)
   -----------------------------------------------------------
   Balance,
   December
   31,
   1995  42,664,699 426,646 31,873,608 (33,743,443)(1,443,189)

   Issuance
    of common
    stock 10,000,000 100,000 4,104,733           -  4,204,733
   Issuance
    of stock
    option
    for cash       -      -    500,000           -    500,000
   Issuance
    of common
    stock as
    payment of
    consulting
    fees     350,000   3,500    171,500           -   175,000
   Exercise
    of common
    stock
    options  102,400   1,024      27,246          -    28,270
   Exercise
    of common
    stock
    warrants 522,500   5,226     109,022           -  114,248
   Net loss
    for the
    year           -      -          -  (5,594,933)(5,594,933)
   -----------------------------------------------------------
   Balance,
   December 31,
   1996
     53,639,599 $536,396 $36,786,109 $(39,338,376)$(2,015,871)
   ===========================================================

   See accompanying notes to financial statements.


                            F-5






   VECTOR AEROMOTIVE CORPORATION

   Statements of Cash Flows


                                          Three
                 Year         Year       Months         Year
                Ended        Ended        Ended        Ended
         December 31,  December 31, December 31, September 30,
                 1996         1995         1994          1994
   -----------------------------------------------------------
   Cash flows from operating activities
     Net loss $(5,594,933)$(7,652,565) $(764,738) $(4,471,032)
     Adjustments to
       reconcile net loss
       to net cash used in
       operating activities:
       Depreciation
       and
       amortization  153,670  165,546     30,819      224,220
       Gain on sale of
       equipment           -       -          -        (3,059)
       Abandonment of
         property and
         equipment   352,631  394,482          -            -
       Issuance of common
         stock for
         services    175,000  145,000          -            -
       Issuance of common
         stock warrants and
         options for
         services          -  133,440          -       255,938
       Loss on litigation
         settlement   18,479        -          -             -
     Increase (decrease)
       from changes in:
       Related party account
         receivable    -       50,000     (50,000)           -
       Accounts receivable -
         trade      (155,000)       -           -            -
       Inventories   (10,548)(515,213)     360,000      41,975
       Prepaid expenses
         and other
         assets      263,678 (262,170)       6,629    (13,665)

       Court bond
         receivable        -  232,803            -   (232,803)
       Accounts
         payable    627,652   970,497      234,473   (283,323)
       Accrued
         expenses   (72,569)  470,798      (72,479)  (237,587)
       Customer
         deposits   (15,000)  (25,000)           -    (35,000)
   -----------------------------------------------------------
   Net cash used in
     operating
     activities  (4,256,940)(5,892,382)   (255,296)(4,754,336)
   -----------------------------------------------------------
   Cash flows from investing activities
     Acquisition of
     property and
     equipment     (12,217)   (610,251)       (900)  (612,578)
     Decrease in notes
       receivable      -           -             -     25,000
     Proceeds from
       sale of property
       and equipment   -           -             -      9,725
     (Increase) decrease
       in other
       assets    180,900     (62,417)            -     23,000
   -----------------------------------------------------------
   Net cash provided by (used in)
   investing
   activities    168,683     (672,668)        (900)  (554,853)
   -----------------------------------------------------------

                            F-6



                                          Three
                 Year         Year       Months          Year
                Ended        Ended        Ended         Ended
           ecember 31, December 31, December 31, September 30,
                 1996         1995         1994           1994
   -----------------------------------------------------------
   Cash flows from
     financing
     activities
     Decrease from
       changes in
       settlement
       receivable/
       payable,
       net          -            -            -      (185,000)
     Proceeds from
       issuance
       of note
       payable 250,000           -             -             -
     Proceeds from
       loans
       payable to
       related
       party         -     1,000,000           -             -
     Exercise of
       stock
       options   28,270            -           -     3,010,500
     Exercise of
       stock
       warrants    114,248         -           -             -
     Net proceeds
       from the
       issuance of
       common
       stock
       options     500,000     464,134          -            -
     Net proceeds
       from the
       issuance of
       common
       stock     3,217,233   5,105,477          -    2,370,000
   -----------------------------------------------------------
   Net cash provided
     by financing
     activities 4,109,751    6,569,611          -    5,195,500
   -----------------------------------------------------------
   Net increase
     (decrease)
     in cash and
     cash
     equivalents   21,494       4,561     (256,196)  (113,689)

   Cash and cash
     equivalents,
     beginning of
     period        12,370       7,809      264,005    377,694
   -----------------------------------------------------------
   Cash and cash
     equivalents,
     end of
     period    $   33,864  $   12,370    $   7,809 $  264,005
   ===========================================================

   See accompanying notes to financial statements.


                            F-7


             VECTOR AEROMOTIVE CORPORATION

             NOTES TO FINANCIAL STATEMENTS

   1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Inventories
   -----------

   Inventories are stated at the lower of cost or market.
   Cost is determined by the first-in, first-out method.

   Property and Equipment
   ----------------------

   Property and equipment is stated at cost. Depreciation is provided over the estimated useful asset lives using the straight-line method.

   Revenue Recognition
   -------------------

   Revenues resulting from automobile sales are recognized when the automobiles are delivered. Customer deposits received in advance of delivery are recorded as a liability until revenue is recognized.

   Income Taxes
   ------------

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measure-ment of deferred income tax assets being reduced by available tax benefits not expected to be realized.

   Research and Development Costs
   ------------------------------

   Research and development costs are expensed as incurred.
   Research and development costs totaled $976,000, $4,427,000, $260,000 and $1,180,000 for the years ended
   December 31, 1996 and 1995, the three months ended
   December 31, 1994 and fiscal year ended September 30, 1994.

                            F-8


   Warranty Expense
   ----------------

   The Company offers a limited 24-month warranty covering defects in material and workmanship on its Vector M12.
   Costs related to product warranty are estimated and included in cost of sales at time of sale.

   Financial Instruments
   ---------------------

   Statement of Financial Accounting Standards No. 107,
   "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1996.

   The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and equivalents, trade receivables, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

   Use of Estimates
   ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

   Change in Year End
   ------------------

   The Company changed its fiscal year end from September 30 to December 31 during 1994. Accordingly, the December 31,
   1994 statements of operations, shareholders' equity and cash flows are for the three months then ended.

                            F-9

   Impairment of Long-Lived Assets
   -------------------------------

   Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," issued by the Financial Accounting Standards Board establishes new guidelines regarding when impairment losses on long-lived assets, which include property and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The adoption of this standard had no material effect on the Company's financial position or results of operations.

   Recent Pronouncements
   ---------------------

   In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128, which is effective for financial statements issued for periods ending after December 15, 1997, simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international earnings-per-share standards. This statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This statement is not expected to have a material effect on the Company's reported earnings-per-share amounts.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments

                            F-10


   in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both SFAS 130 and SFAS 131 are effective for periods beginning after - December 15, 1997. The Company has not determined the impact that the adoption of these new accounting standards will have on its future financial statements and disclosures.

   Reclassification
   ----------------

   Certain items have been reclassified in the 1995 financial statements to conform to the 1996 presentation.


   2.  NATURE OF BUSINESS

   Vector Aeromotive Corporation (the "Company") is engaged in the design, development, manufacturing and marketing of exotic sports cars. The Company has been engineering, developing and testing the Vector M12 automobile since 1994. Limited production of the first M12s commenced in October 1995.

   Production of the Vector W8, the Company's first production model, ceased in 1993.

   The Company suspended operations in November 1996. Note 3 describes activities since November 1996 and steps the Company is taking to resume operations.

   3.  GOING CONCERN CONSIDERATION

   As shown in the accompanying financial statements, the Company has experienced significant operating losses since inception. The Company's net loss for 1996 was approximately $5,595,000, the accumulated deficit was $39,338,000 and current liabilities exceed current assets by $2,142,000 as of December 31, 1996. The Company suspended operations in November 1996. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

   The Company believes that the following actions and plans will allow it to resume operations on a profitable basis and meet its obligations:

                            F-11


   As described in Note 15, the Company has entered into an agreement with American whereby that company can invest and loan over $5,000,000 to the Company. American has options to acquire other companies whose operations may be complimentary to the Company.

   All Company activities have been consolidated into the plant in Green Cove Springs, Florida.

   As described in Note 12 to the financial statements, the Company has settled litigation which it has endured for several years. The significant effort and expense which management expended on that matter can now be directed to restoring and stabilizing operations.

   As described in Note 15 to the financial statements, the Company has restructured its debt to a formerly affiliated company by exchanging it for preferred stock and selling that company certain engineering rights.

   The Company resumed operations with a small group of part-time employees and consultants. The Company sold three vehicles to customers as of December 31, 1997. Operating costs have been reduced significantly from 1996 levels and are anticipated to grow at a level commensurate with production and sales.

   The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and classification of liabilities that would result if the Company is unable to continue as a going concern.

                            F-12



   4.  INVENTORIES

   Inventories are summarized as follows:

                               December 31,    December 31,
                                       1996           1995
   ----------------------------------------------------------

   Raw materials                   $223,666       $447,167
   Work-in-process                   48,666        254,393
   Finished goods                   284,280        100,000
   ----------------------------------------------------------
                                   $556,612       $801,560

   During 1996, replacement parts with a carrying value of approximately $255,500 were transferred to the former President as part of a settlement of a lawsuit with the former President (see Note 12). During 1995, a discontinued Vector W8, included in finished goods inventory, and related replacement parts were written down to estimated fair market value.

                            F-13


   5.  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follow:

                        Useful     December 31,   December 31,
                         Lives             1996           1995
   -----------------------------------------------------------
   Leasehold improvements  5 years  $    22,260    $    22,260
   Tooling                 5 years       75,000        547,255
   Machinery and equipment 5 years      328,359        326,803
   Office equipment        5 years       27,536         98,034
   Computers               3 years        8,263        139,727
   Vehicles                5 years            -         30,283
   -----------------------------------------------------------
                                        461,418      1,164,362
   Less accumulated depreciation        337,419        546,279
   -----------------------------------------------------------
                                    $   123,999    $   618,083
   ===========================================================

   The Company recorded an impairment loss of $330,371 related to capitalized tooling in December 1996. The impairment resulted from the suspension of operations of the Company in November 1996 and the related reduction in expected future cash flows for which capitalized tooling costs would be recovered. In determining the amount of the impairment, management estimated the fair value of the tooling upon the resumption of operations in 1997 by considering replacement costs and expected future cash flows.

                            F-14


   6.  ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                 December 31,   December 31,
                                        1996           1995
   ----------------------------------------------------------------
   Compensation and employee
     benefits                       $ 151,920       $126,038
   Interest                             6,975         70,324
   Legal settlement                   218,000         80,000
   Other                              124,610        356,529
   -----------------------------------------------------------
                                    $ 501,505      $632,891
   ===========================================================


   7.  NOTES PAYABLE

   Notes payable consist of following:


                                 December 31,    December 31,
                                         1996            1995
   ----------------------------------------------------------
   Unsecured convertible note
     payable to an individual
     bearing interest at 9%,
     due currently. Convertible
     into shares of common stock
     at the option of the holder
     at a conversion rate of 90% of
     the fair market value of the
     Company's common stock at the
     date of conversion.             $250,000  $           -

   Unsecured note payable to the
     former President of the
     Company (see Note 12).                 -        178,200

   Unsecured note payable to a stockholder.
     Paid in full with the proceeds
     of the 1996 stock offering
     (see Note 8).                          -      1,000,000
   ---------------------------------------------------------
   Total notes payable               $250,000     $1,178,200
   =========================================================

                            F-15



   8.  STOCK OFFERINGS

   The Company has entered into share purchase agreements with V'Power Corporation ("V'Power") as follows:

                            January 24, January 6, January 14,
                                  1996       1995       1994
   ----------------------------------------------------------
   Shares purchased         10,000,000  18,333,333  3,000,000

   Price per share                $.45        $.30       $.75

   Options granted:
     Shares                 50,000,000  50,000,000  6,000,000

   Exercise price per share       $.45        $.43       $.75

   Payment for option         $500,000    $500,000   $120,000

   Offering costs netted
     with proceeds             $295,267   $430,389   $      -
   ==========================================================

   All common stock options expired one year after the date of issuance. The 1996 option expired on January 24, 1997.

   V'Power purchased the 1996 stock and stock option for $5,000,000 ($4,000,000 in cash and a $1,000,000 offset of a note payable by the Company to V'Power).

                            F-16



   9.  STOCK OPTIONS AND WARRANTS

   The Company has three incentive stock option plans for key officers and employees, three nonqualified stock option plans for officers, employees, directors and consultants and an omnibus stock plan for employees, consultants and directors that has issued stock options and is authorized to issue restricted and unrestricted common stock and stock appreciation rights. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the options and stock appreciation rights. Under APB Opinion 25, if options are granted or extended at exercise prices less than fair market value, compensation expense is recorded for the difference between the grant price and the fair market value.

   The options are generally exercisable over nine years beginning one year from the date of grant. The plans at December 31, 1996 are summarized as follows:

                                     Options
                           Options     Available      Options
   Plan Description        Approved    for Grant  Exercisable
   -----------------------------------------------------------

   1988 incentive plan       40,000       40,000            -
   1988 nonqualified        120,000      106,000            -
   1990 incentive plan      100,000      100,000            -
   1990 nonqualified        100,000            -            -
   1992 incentive plan      150,000      150,000            -
   1992 nonqualified        150,000      150,000            -
   1994 omnibus plan      2,500,000    1,994,000      469,600
   -----------------------------------------------------------
                          3,160,000    2,540,000      469,600
   ===========================================================

   Statement of Financial Accounting Standards No. 123 (FAS
   123) "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value based method prescribed in FAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: no dividend yield, volatility ranging from 55% to 73%, risk-free interest rates ranging from 4.2% to 6.4% and expected lives ranging

                            F-17


   from one to three years.

   Under the accounting provisions of FASB Statement 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

             December 31,December 31,December 31,September 30,
                    1996         1995        1994        1994
   -----------------------------------------------------------
   Net loss
    As
    reported $(5,594,933)$(7,652,565) $ (764,738) $(4,471,032)
     Pro forma(5,594,933) (7,677,585)   (764,738)  (4,862,032)

   Loss per common
   share
     As reported  $ (.11)$      (.19)  $    (.03) $      (.21)
     Pro forma      (.11)        (.19)       (.03)       (.23)
   ===========================================================

   Changes in stock options outstanding within the above plans and nonplan options (see Note 14) are summarized as follows:



                       Weighted-Average  Weighted-Average
                         Exercise Price     Fair Value of
               Shares       Per Share     Options Granted
   -------------------------------------------------------

   Outstanding,
   September 30,
   1993        166,000            $.22          $   -
     Granted -
     equal to
     market    170,000             .22             .30
     Exercised (48,000)            .22               -
   -------------------------------------------------------
   Outstanding,
     September 30,
     1994 and
     December 31,
     1994      288,000             $.22          $   -
    Granted -
     less than
     market    834,000              .38           .19
    Granted -
     over
     market    500,000              1.11             -
   -------------------------------------------------------
   Outstanding,
     December 31,
     1995  1,622,000              $.76            $  -
     Exercised(102,400)            .30               -
     Expired  (850,000)            .49               -
   -------------------------------------------------------

   Outstanding,
   December 31,
   1996        669,600             $.61           $  -
   =======================================================

                            F-18



   The following table summarizes information about fixed stock options outstanding at December 31, 1996:



              Options Outstanding         Options Exercisable
         -------------------------------- -------------------
                     Weighted

                     Average     Weighted-           Weighted-
         Number      Remaining   Average    Number    Average
   Range Outstanding Contractual Exercise Exercisable Exercise
   of    at 12/31/96 Life        Price    at 12/31/96 Price
   Exercise
   Prices
   -----------------------------------------------------------

      $ .38     469,600     9.6    $  .38    469,600   $   .38
        .85     100,000      .8       .85     100,000      .85
       1.75     100,000      .8       1.75     100,000    1.75


   A total of 331,600 of the options outstanding at December
   31, 1996 expired in 1997 due to the resignation of employees. The options that will remain after the expiration in 1997 will have remaining contractual lives of
   8.6 years.

   Common Stock Options Issued as Compensation
   -------------------------------------------

   During the years ended December 31, 1995 and September 30, 1994, compensation expense of $133,440 and $37,188, respectively, was recognized on common stock options granted at less than fair market value. All such vested options were recorded as additional paid-in capital. No compensation expense related to stock options was recorded for the year ended December 31, 1996 and the three months ended December 31, 1994 since no options were granted in those periods.

                            F-19


   Stock Warrants
   --------------

   At December 31, 1996, the Company had common stock warrants exercisable and outstanding summarized as follows:


                        Number of      Exercise Expiration
   Date                  Warrants            Price
   -------------------------------------------------------

   November 12, 1997    6,150,000            $1.50
   November 18, 1998      477,500              .22
   ------------------------------
                        6,627,500
   ==============================

   During 1996, the expiration date for 6,150,000 warrants was extended to November 12, 1997. In addition, 522,500 common stock warrants were exercised at $.22 per share and 1,800,000 common stock warrants with exercise prices ranging from $1.00 to $1.50 expired.

   In October 1993, the Company issued 1,000,000 common stock warrants with an exercise price of $.21875 per share to certain directors and employees of the Company. The fair market value of the Company's common stock at the date of issuance of these warrants was $437,500 ($.4375 per share) for 1,000,000 warrants. The total amount recorded as expense related to these warrants amounted to $218,750.

   Common Shares Reserved
   ---------------------
   ----------------------------------------

   At December 31, 1996, the Company had reserved common stock for the following purposes:


   -----------------------------------------------------------
   Stock option plans        3,009,600
   Non-plan stock option
                               200,000
   V'Power stock options
     (expired January 1997) 50,000,000
   Warrants                  6,627,500
   -----------------------------------------------------------
   Total common shares
     reserved                59,837,100
   ====================================

                            F-20


   10.  INCOME TAXES

   Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes," requires an assets and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The components of the net deferred tax assets consist of the following:


                                1996             1995
   -----------------------------------------------------------
   Deferred tax assets:
     Net operating loss
     carryforwards          $12,954,000      $11,485,000
     Tax credit carryforwards   777,000          777,000
     Bad debts                  179,000          179,000
     Litigation accrual          82,000                -
     Asset write-offs            76,000                -
     Inventory overhead          71,000          149,000
     Compensation from stock
     options                     50,000           50,000
     Depreciation                49,000           49,000
     Inventory reserves               -           70,000
     Other                            -           16,000
   -------------------------------------------------------
   Gross deferred income
     tax assets              14,238,000       12,775,000
   Valuation allowance      (14,238,000)     (12,775,000)
   ------------------------------------------------------
   Total deferred income
     tax assets            $          -     $          -
   ======================================================

   The Company had unused net operating losses for income tax purposes, expiring in various amounts from 2003 through 2011, of approximately $34,065,000 at December 31, 1996 for carryforward against future years' taxable income. However, as a result of the Company's stock offerings (see Note 8), these NOLs will be limited each year under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

   The tax benefit of these losses has been offset by a valuation allowance since management cannot determine that it is more likely than not it will be realized. The valuation allowance increased by $1,463,000 and $3,086,000 during the years ended December 31, 1996 and 1995, respectively.

   The Company has research and development tax credit carryforwards of approximately $777,000 which expire between 2005 and 2008.

                            F-21


   11.  NET LOSS PER SHARE

   Net loss per share was calculated based on the weighted average shares outstanding during the year. The effect of outstanding stock options and warrants was not included in the calculations as their effect was antidilutive.

   12.  LITIGATION

   Since 1993, the Company has been involved in lawsuits with its former President. Both sides filed various claims for monetary damages.

   Effective December 19, 1996, the lawsuits were settled.
   Vector exchanged various assets for a note payable to the former President. This settlement was recorded at the following approximate book values:

   --------------------------------------------
   Parts inventory for W8           $ 440,700
   Less valuation allowance          (185,204)
   Note payable and accrued interest (237,017)
   --------------------------------------------
   Net charge to 1996 operations    $  18,479
   ============================================

   All claims for unpaid notes, rent, compensation, etc. have been dropped by both the Company and the former President.

   The Company faces several lawsuits primarily related to unpaid vendors. Additionally, complaints have been filed by two former automotive dealers for the Company. The Company believes adequate provision has been made for any judgments that may be awarded against the Company.

   Legal fees totaled $179,078, $546,101, $67,779 and $772,994 for the years ended December 31, 1996 and 1995, the three months ended December 31, 1994 and the fiscal year ended September 30, 1994, respectively. These fees were paid primarily to a director or his law firm.

                            F-22


   13.  LEASES

   Leases
   ------

   Prior to suspending operations, the Company had leased facilities from related parties. Rental expense incurred under related party leasing arrangements totaled $78,936, $93,546, $35,145 and $89,799 for the years ended December 31, 1996 and 1995, the three months ended December 31, 1994 and fiscal year ended September 30, 1994. The Company presently leases office space and its manufacturing facility from an unrelated party in Green Cove Springs, Florida under a month-to-month lease at a cost of $6,075 per month.

   14.  COMMITMENTS

   Consulting Agreements
   ---------------------

   The Company entered into an agreement in 1995 with a consulting firm to perform certain services for the Company in exchange for i) $30,000 in cash, ii) 640,000 shares of Company common stock (290,000 of which were issued in 1995 and 350,000 of which were issued in April 1996) and iii) options to purchase 500,000 shares of common stock at prices ranging from $.50 to $1.75 per share, of which 300,000 have expired as of December 31, 1996 and 200,000 expired in 1997. The fair market value of the common stock issued was recorded as consulting expense.

   The Company paid $150,000 to a related company for consulting services performed during 1995.

   15.  SUBSEQUENT EVENTS

   On July 22, 1997, the Company agreed to issue 4,241 shares and 5,686 shares of Series A Cumulative Preferred Stock (Series A Stock) to Lamborghini S.p.A. and Lamborghini U.S.A. in exchange for amounts owing to Lamborghini aggregating $992,668. Each share will be issued for $100. The Series A stock will have rights senior to any other security currently issued by the Company.

   Dividends will be cumulative and will be paid on a quarterly basis. The dividend rate is based on the current
   LIBOR rate as defined in the agreement.

                            F-23


   The Series A Stock is redeemable at a redemption price of $100 per share plus any accumulated and unpaid dividends beginning nine months after the stock is issued at $10,000 per month for eight months and 12 substantially equal monthly installments thereafter.

   So long as any Series A is outstanding, the Company may not declare any dividend, make a distribution, or purchase, acquire or set aside any money for the purchase or redemption of any shares of stock with rights junior to the Series A Stock unless all Series A dividends have been paid or duly provided for and all amounts with respect to the mandatory redemption provisions of the Series A stock have been paid or duly provided for.

   Upon liquidation of the Company for any reason, the holders of the Series A Stock are entitled to be paid out of the assets available for distribution to its shareholders before any payment to other security holders are made. The amounts to be paid to the Series A stockholders shall include all unredeemed shares at $100 per share plus all accumulated and unpaid dividends.

   The Company may redeem the Series A Stock at any time at the redemption price plus any accumulated unpaid dividends.

   Under certain circumstances generally related to the sale of all of the Company's assets or merger or consolidation of the Company, the holders of the Series A securities may require the Company to redeem all or any portion of the outstanding Series A Stock.

   The holders of the Series A Stock have no voting power unless dividends remain unpaid for a period of one and one-half years, at which time the Series A holders may vote for the election of up to two directors.

   Additionally, on July 22, 1997, the Company agreed to sell
   V'Power certain technology rights for $500,000, comprised of $451,104 owed to V'Power by the Company and a cash payment of $48,896 by V'Power to the Company.

                            F-24


   On July 22, 1997, the Company entered into an agreement with American Dream International Ltd. ("American"), formerly known as Tradelink International Limited, whereby the Company granted an option to American to purchase 60,000,000 shares of the Company's unissued common stock for $1,250,000 ($.0208 per share). The 60,000,000 shares have demand registration rights. American also agreed to loan the Company up to $3,750,000 under two lending agreements. Exercise of the option is contingent upon several factors, including the successful resolution of the litigation with the Company's former President (see Note
   12) and obtaining clear title to the loan collateral.

   Line of Credit "1" provides for advances up to $1,250,000 and bear interest at 2% over the prime rate. Advances can be used by the lender as part of its purchase price of the Company's common stock as described in the preceding paragraph and, in certain circumstances, can be converted to a ten-year term loan with interest at 10%. Unconverted balances (approximately $310,000 at December 31, 1997) are due on demand.

   Line of Credit "2" provides for advances up to $2,500,000 with interest at 2% over the prime rate and is due on demand.

   Both lines are collateralized by substantially all of the Company's assets.

   At the same time, the Company, American and V'Power entered into an option agreement whereby V'Power has agreed to vote their shares (37,333,333 shares) for directors designated by American comprising a majority of the Board of Directors of the Company for a period of ten years after July 22, 1997, or if the option is not exercised, for as long as any unpaid amounts under the loan agreements noted above remain outstanding.

   Subject to various terms and conditions, V'Power has granted an option to American to purchase any and all Vector shares owned by V'Power or its affiliates. The option is exercisable beginning six months from the date that American exercises its option to purchase the Company's stock for a period of four years. American may purchase any or all of the V'Power common stock at 70% of the market price, as defined, of the shares.

   As of February 28, 1998, American has not exercised its option.

                            F-25

   16.  SUPPLEMENTAL CASH FLOW INFORMATION

   For purposes of the statement of cash flows, all highly liquid investments with a maturity date of three months or less are considered to be cash equivalents.

            December 31,December 31,December 31,September 30,
                   1996         1995        1994         1994
   -----------------------------------------------------------
   Cash paid
     for
     interest $  23,907  $        -  $         -  $         -
   Cash paid
     for
     income
     taxes            -           -             -           -

   Noncash
     financing
     and
     investing
     activities:
     Payment of
     notes
       payable through
       issuance of common
       stock (see
       Note 8) 1,000,000          -           -              -
     Write-off of assets
       and liabilities
       associated with the
       settlement of
       litigation with the
       Company's former
       President
       (see
       Note 12)   237,017         -              -           -
   ===========================================================
                            F-26

   VECTOR AEROMOTIVE CORPORATION

   Report of Independent Certified Public Accountants on Financial Statement Schedule


   Board of Directors
   Vector Aeromotive Corporation
   Green Cove Springs, Florida


   The audits referred to in our report to Vector Aeromotive Corporation dated February 28, 1998, which is contained in
   Item 14(a)(1) of this Form 10-K included the audits of the schedule listed under Item 14(a)(2) for each of the years ended December 31, 1996 and 1995, the three months ended December 31, 1994 and the year ended September 30, 1994. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

   In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.



   BDO SEIDMAN, LLP

   Orlando, Florida
   February 28, 1998


                            S-1



   VECTOR AEROMOTIVE CORPORATION

   Schedule II Valuation and Qaulifying Accounts





    Column A          Column B    Column C  Column D Column E
    --------          --------    --------  -------- --------
                                  Additions
                      Balance at  Charged to        Balance at
                      Beginning   Costs and             End of
   Description        of Year     Expenses  Deductions   Year
   -----------------------------------------------------------

   Year ended
     December 31, 1996
       Reserve for loss
         contingency $185,024(A) $       -  $185,024   $     -
   ===========================================================
   Year ended
     December 31, 1995
       Reserve for loss
         contingency $154,187      30,837  $     - $185,024(A)
   ===========================================================
   Three months ended
     December 31, 1994
       Reserve for loss
         contingency $154,187  $      -    $     -$154,187(A)
   ===========================================================
   Year ended
     September 30, 1994
       Reserve for loss
         contingency $       - $154,187    $     -$154,187(A)
   ==========================================================

   (A)Represents a reserve for inventory obsolescence.


                            S-2